Exhibit 99.1

Latham Group, Inc. Reports Fourth Quarter and Full Year Fiscal 2021 Financial Results

Company Achieves 12th Consecutive Year of Net Sales and Adjusted EBITDA Growth and Adjusted EBITDA Margin Expansion1

Delivers Record Fourth Quarter Year-Over-Year Net Sales Growth of 24.1%

Introduces Full Fiscal Year 2022 Guidance

LATHAM, N.Y. – March 10, 2022– Latham Group, Inc. (“Latham” or "the Company") (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the fourth quarter and full fiscal year ended December 31, 2021.

Fourth Quarter Fiscal 2021 Highlights:

•	Net sales of $138.9 million, up 24.1% year-over-year
•	Net loss of $6.0 million versus net loss of $2.7 million in the prior year period, representing a 4.3% net loss margin
•	Adjusted EBITDA of $27.3 million, up 56.5% year-over-year, representing a 19.7% Adjusted EBITDA margin

Full Year Fiscal 2021 Highlights:

•	Net sales of $630.5 million, up 56.3% year-over-year
•	Net loss of $62.3 million versus net income of $16.0 million in the prior year, representing an 9.9% net loss margin
•	Adjusted EBITDA of $139.8 million, up 66.8% year-over-year, representing a 22.2% Adjusted EBITDA margin

“2021 was a milestone year for Latham and our first year as a public company,” said Scott Rajeski, President and Chief Executive Officer of Latham. “We continued to execute on our growth strategy and capitalize on the consumer demand for pools, resulting in our 12th consecutive year of net sales and adjusted EBITDA growth and adjusted EBITDA margin expansion.1 I want to take a moment to thank everyone involved in delivering these strong results. We could not have achieved this without the devotion of our employees—and the commitment of our dealers.”

“Throughout 2021, we continued to make progress in driving the awareness and adoption of fiberglass by leveraging our direct-to-consumer model and robust network of exclusive dealer partners,” continued Mr. Rajeski. “Together with our supply partners, we made significant progress in expanding our raw material supply to enhance our ability to meet the growing demand for our products and support the long-term growth of the business. We also expanded our addressable market with the acquisition of Radiant Pools, adding a new premium product at an attractive price point for homeowners.”

“Looking ahead to 2022, we are seeing robust continued interest in pool ownership. This strong demand backdrop, coupled with our proven growth strategy, gives us confidence in our ability to drive another year of net sales and adjusted EBITDA growth, as reflected in our outlook for 2022,” said Mr. Rajeski.

1 Net income does not adhere to this trend.

Fourth Quarter Fiscal 2021 Results

Net sales for the fourth quarter of fiscal 2021 increased to $138.9 million, up $27.0 million or 24.1%, from the prior year’s fourth quarter. The increase was primarily attributable to price increases, increased volume, and the acquisition of GL International, LLC (“GLI”), and to a lesser degree, the acquisition of Radiant Pools. This was partially offset by modest year-over-year decreased volume in fiberglass pools.

Gross profit for the fourth quarter of fiscal 2021 increased to $42.4 million, up $4.4 million or 11.5%, from the prior year’s fourth quarter, primarily due to an increase in net sales, which was partially offset by non-cash stock-based compensation expense of $1.9 million. Gross margin decreased to 30.5%, compared to 34.0% for the prior year period, driven by non-cash stock-based compensation expense, a sales mix away from in-ground pools, particularly fiberglass pools, and the timing differences between the Company’s price increases and cost inflation associated with the fiberglass pools. This was partially offset by improving fixed cost leverage and productivity in the Company’s facilities.

Selling, general, and administrative expenses (“SG&A”) increased to $47.2 million from $34.6 million in the fourth quarter of 2020, driven primarily by a $21.9 million increase in stock-based compensation expense to $22.3 million and ongoing public company costs. This was partially offset by costs related to the Company’s initial public offering, lower transaction costs associated with its acquisitions and incentive accruals in the fourth quarter of 2020. SG&A as a percentage of net sales increased to 34.0% from 30.9%.

Net loss was $6.0 million, or ($0.05) per share compared to a net loss of $2.7 million, or ($0.02) per share, for the prior year’s fourth quarter, driven primarily by non-cash stock-based compensation expense of $24.2 million. Net loss margin was 4.3%, compared to a net loss margin of 2.4% for the fourth quarter of fiscal 2020.

Adjusted EBITDA for the fourth quarter of fiscal 2021 was $27.3 million, up $9.9 million or 56.5%, from the prior year’s fourth quarter. Adjusted EBITDA margin increased to 19.7% from 15.6% for the prior year period.

Full Year Fiscal 2021 Results

Net sales for the full year ended December 31, 2021 increased to $630.5 million, up $227.1 million or 56.3%, from the prior year. The strong sales increase was primarily attributable to increased volume across the Company’s product lines driven by strong market demand, homeowner preferences for Latham’s products, and expanded strategic partnerships within its dealer network, and also includes the acquisition of GLI.

Gross profit for the full year ended December 31, 2021 increased to $204.2 million, up $61.4 million or 43.0%, from the prior year. Gross margin decreased to 32.4% compared to 35.4% for the prior year, driven primarily by supply chain headwinds, strategic decisions around re-pricing the backlog orders, and non-cash stock-based compensation expense of $8.7 million.

Selling, general, and administrative expenses increased to $217.8 million from $85.5 million in the prior year, driven primarily by a $118.3 million increase in non-cash stock-based compensation expense, wages from an increase in headcount, particularly customer-facing activities to support future growth, expenses related to the acquisition of GLI, legal, accounting and professional fees incurred in connection with its IPO that were not capitalizable, and ongoing public company costs. SG&A as a percentage of net sales increased to 34.5% from 21.2% for the prior year.

Net loss was $62.3 million, or ($0.56) per share, for the full year ended December 31, 2021, compared to a net income of $16.0 million, or $0.16 per share, in the prior year, driven primarily by non-cash stock compensation expense of $128.8 million. Net loss margin for the full year ended December 31, 2021 was 9.9%, compared to a net income margin of 4.0% for the prior year.

Adjusted EBITDA for the full year ended December 31, 2021 was $139.8 million, up $56.0 million or 66.8%, from the prior year. Adjusted EBITDA margin for the full year ended December 31, 2021 was 22.2%, compared to 20.8% for the prior year.

Balance Sheet, Cash Flow and Liquidity

As of December 31, 2021, the Company had cash and cash equivalents of $44.0 million, $30.0 million undrawn on its revolving credit facility, and total debt of $280.4 million.

Net cash provided by operating activities was $33.7 million for the full year ended December 31, 2021 versus $63.2 million in the prior year, driven by increased investments in working capital to support sales growth. Capital expenditures totaled $5.7 million in the fourth quarter of fiscal 2021 compared to $6.6 million in the prior year period. Capital expenditures totaled $25.0 million in the full year ended December 31, 2021 compared to $16.3 million in the prior year period.

Fiscal 2022 Outlook

Latham is introducing guidance for the full year fiscal 2022 as detailed below. The Company’s financial outlook reflects continued investments in outdoor living and the backyard and strong consumer demand for the Company’s products; execution of its strategic initiatives, including its unique direct-to-homeowner model and efforts to drive the material conversion to fiberglass; significant progress in navigating supply chain and raw material-related headwinds and the realization of the benefits of the Company’s pricing actions; and continued capacity investments to support fiberglass growth.

Metric	Low	High
Net Sales	$850 million	$880 million
Adjusted EBITDA[2]	$185 million	$205 million
Capital Expenditures	$45 million	$60 million

The Company is also providing an outlook for first quarter 2021 net sales given the unique operating environment. For the first quarter of fiscal 2021, the Company expects to deliver net sales in the range of $170 million to $180 million.

Conference Call Details

Latham will hold a conference call to discuss its fourth quarter and full year fiscal 2021 financial results today, March 10, 2022, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10163843/f171cff9a4. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

2 A reconciliation of Latham’s projected Adjusted EBITDA to net income for fiscal 2022 is not available due to uncertainty related to our future income tax expense.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay, along with related presentation materials, will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 9120997. The replay will be available through March 24, 2022.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across over 30 facilities.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) other and (xi) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws and other risks, uncertainties and factors described under the section titled “Risk Factors” in the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Investor Contact:

Nicole Briguet

Edelman for Latham

latham@edelman.com

646-750-7235

Media Contact:

Crista Leigh Wunsch

CristaLeighWunsch@lathampool.com

518-810-5337

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$138,864	$111,921	$630,456	$403,389
Cost of sales	96,489	73,917	426,294	260,616
Gross profit	42,375	38,004	204,162	142,773
Selling, general and administrative expense	47,243	34,639	217,775	85,527
Amortization	6,006	5,174	22,566	17,347
(Loss) income from operations	(10,874)	(1,809)	(36,179)	39,899
Other expense (income):
Interest expense	3,590	4,618	24,433	18,251
Other (income) expense, net	(973)	(2,232)	(4,860)	(1,111)
Total other expense, net	2,617	2,386	19,573	17,140
Earnings from equity method investment	414	-	2,222	-
(Loss) income before income taxes	(13,077)	(4,195)	(53,530)	22,759
Income tax (benefit) expense	(7,090)	(1,475)	8,818	6,776
Net (loss) income	$(5,987)	$(2,720)	$(62,348)	$15,983

Net (loss) income per share attributable to common stockholders:
Basic	$(0.05)	$(0.02)	$(0.56)	$0.16
Diluted	$(0.05)	$(0.02)	$(0.56)	$0.16
Weighted average common shares outstanding—basic and diluted
Basic	112,242,807	116,465,149	110,644,366	101,606,966
Diluted	112,242,807	116,465,149	110,644,366	102,602,738

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$43,952	$59,310
Trade receivables, net	60,753	32,758
Inventories, net	109,556	64,818
Income tax receivable	4,039	4,377
Prepaid expenses and other current assets	10,766	6,063
Total current assets	229,066	167,326
Property and equipment, net	63,506	47,357
Equity method investment	23,362	25,384
Deferred tax assets	10,603	345
Deferred offering costs	-	1,041
Goodwill	128,871	115,750
Intangible assets, net	338,310	289,473
Other assets	765	-
Total assets	$794,483	$646,676

Liabilities and Stockholders' equity
Current liabilities:
Accounts payable	$37,998	$26,917
Accounts payable - related party	850	500
Current maturities of long-term debt	17,220	13,042
Accrued expenses and other current liabilities	59,097	53,478
Total current liabilities	115,165	93,937
Long-term debt, net of discount and current portion	263,188	208,454
Deferred income tax liabilities, net	56,343	55,193
Liability for uncertain tax positions	5,689	5,540
Other long-term liabilities	453	1,943
Total liabilities	440,838	365,067
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 and no shares authorized as of December 31, 2021 and December 31, 2020, respectively; no shares issued and outstanding as of both December 31, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value; 900,000,000 and 500,000,000 shares authorized as of December 31, 2021 and December 31, 2020, respectively; 119,455,611 and 118,854,249 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	401,846	265,478
(Accumulated deficit) retained earnings	(48,583)	13,765
Accumulated other comprehensive income	370	2,354
Total stockholders' equity	353,645	281,609
Total liabilities and stockholders' equity	$794,483	$646,676

Latham Group, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Fiscal Year Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net (loss) income	$(62,348)	$15,983
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,230	25,365
Amortization of deferred financing costs and debt discount	6,419	2,317
Deferred income taxes	(12,028)	(4,670)
Stock-based compensation expense	128,775	1,827
Other non-cash	493	1,024
Gain on sale of portion of equity method investment	(4,806)	-
Earnings from equity method investment	(2,222)	-
Distributions received from equity method investment	1,808	-
Provision on liability for uncertain tax positions	149	465
Change in fair value of contingent consideration for Narellan Group Pty Limited	-	(204)
Changes in operating assets and liabilities:
Trade receivables	(26,015)	9,462
Inventories	(39,656)	(17,023)
Prepaid expenses and other current assets	(4,455)	1,680
Income tax receivable	338	(4,190)
Other Assets	800	-
Accounts payable	10,678	9,775
Accrued expenses and other current liabilities	4,686	20,556
Other long-term liabilities	(1,156)	793
Net cash provided by operating activities	33,690	63,160
Cash flows from investing activities:
Purchases of property and equipment	(24,975)	(16,264)
Proceeds from the sale of property and equipment	35	579
Acquisitions of businesses, net of cash acquired	(90,508)	(74,736)
Equity method investment in Premier Pools & Spas	-	(25,384)
Return of equity method investment	447	-
Proceeds from the sale of portion of equity method investment	6,796	-
Net cash used in investing activities	(108,205)	(115,805)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	222,813	20,000
Payments on long-term debt borrowings	(169,138)	(24,044)
Proceeds from borrowings on revolving credit facility	16,000	-
Payments on revolving credit facility	(16,000)	-
Deferred financing fees paid	(1,250)	-
Dividend to Class A unitholders	(110,033)	-
Proceeds from the issuance of common stock	-	65,553
Proceeds from initial public offering, net of underwriting discounts, commissions and offering costs	399,264	-
Repurchase and retirement of treasury stock	(281,638)	(582)
Payments of Narellan Group Pty Limited contingent consideration	-	(6,624)
Net cash provided by financing activities	60,018	54,303
Effect of exchange rate changes on cash	(861)	997
Net (decrease) increase in cash	(15,358)	2,655
Cash at beginning of period	59,310	56,655
Cash at end of period	$43,952	$59,310
Supplemental cash flow information:
Cash paid for interest	$17,371	$15,625
Income taxes paid, net	$20,054	$14,815
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$644	$1,235
Capitalized internal-use software included in accounts payable – related party	$850	$500
Deferred offering costs included in accounts payable and accrued expenses	$-	$1,040
Fair value of 758,694 shares of common stock issued during the years ended December 31, 2020, in connection with the acquisition of Narellan Group Pty Limited	$-	$2,208
Change in defined benefit pension plan liability	$-	$(149)
Net working capital adjustment receivable	$-	$750

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net (loss) income	$(5,987)	$(2,720)	$(62,348)	$15,983
Depreciation and amortization	8,541	7,904	32,230	25,365
Interest expense	3,590	4,618	24,433	18,251
Income tax expense	(7,090)	(1,475)	8,818	6,776
Loss on sale and disposal of property and equipment	50	121	275	332
Restructuring charges(a)	123	433	906	1,265
Stock-based compensation(b)	24,197	385	128,775	1,827
Unrealized (gains) losses on foreign currency transactions(c)	203	(2,299)	1,151	(1,111)
Strategic initiative costs(d)	1,377	2,567	2,531	6,264
Acquisition and integration related costs(e)	3,198	5,225	3,576	5,497
Other(f)	(858)	985	(4,484)	1,656
IPO costs(g)	-	1,731	3,956	1,731
Adjusted EBITDA	$27,344	$17,475	$139,819	$83,836
Net sales	$138,864	$111,921	$630,456	$403,389
Net (loss) income margin	(4.3)%	(2.4)%	(9.9)%	4.0%
Adjusted EBITDA margin	19.7%	15.6%	22.2%	20.8%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense.

(c) Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan Group Pty Limited and its subsidiaries, which was settled in September 2020.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisitions of GLI and Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) the cost incurred and insurance proceeds related to our production facility fire in Picton, Australia in 2020, (iii) non-cash adjustments to record the step-up in the fair value of inventory related to the Acquisition and, the acquisitions of GLI and Radiant, which are amortized through cost of sales, (iv) gain on sale of portion of equity method investment, and (v) other items.

(g) These expenses are primarily composed of legal, accounting and professional fees incurred in connection with the IPO that are not capitalizable, which are included within selling, general and administrative expense.